UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Koppers Holdings Inc.

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Amendment to 2020 Long-Term Incentive Plan & 2021 Share Request April 2021

Seeking Approval of Amendment to 2020 LTIP: Increase of 1.5 Million Shares Ability to continue to grant equity is critical to support our business strategy and attraction, motivation and retention of our team Use of common shares as part of our compensation program is important; equity-based awards continue to be an essential component of our compensation program for key employees Links compensation with long-term shareholder value creation and rewards participants based on service and/or performance At the same time, we recognize that equity compensation awards dilute shareholders’ equity; committed to continuing to carefully and responsibly manage our equity incentive compensation Amended 2020 equity plan; company’s grant practices include key provisions and facilitate awards designed to protect shareholder interests and promote sound compensation governance and best practices 2020 LTIP: 61 participants, ~3% of total employee population; broad-based plan that includes employees in strategic roles, ranging from senior leaders to key managers Granting Equity to Individuals in Strategic Roles is Critical to Supporting Business Strategy and Retaining Talent

2020 Showcased Company Strengths Demonstrated the power of our strategy, dedication of our worldwide team, and connection between our people-first culture and achieving outstanding results Designated as an ‘Essential’ business, which enabled Koppers to continue providing critical products and services that build and support the backbone of our global infrastructure To continue providing essential products and services, team members worldwide elevated their actions to protect themselves and their colleagues; all-time best core Zero Harm safety performance in 2020 Experienced strong demand levels for our residential wood treatment preservatives; contributed to record-setting performance in 2020 Through aggressive, decisive and timely actions, Koppers achieved the following results, positioning the company well for 2021 and beyond: Consolidated sales of $1.669 billion vs. $1.637 billion in prior year Net income attributable to Koppers of $122.0 million vs. $66.6 million in prior year As adjusted, earnings before interest, taxes, depreciation and amortization of $211.0 million vs. $201.1 million in prior year Diluted earnings per share (EPS) of $5.71 for 2020, our second highest EPS ever (2008 highest) vs. $3.16 in prior year As adjusted, EPS was $4.12 vs. $3.18 in prior year Record amount in debt paydown: reduced net debt by $131.5 million Koppers Strengths Brought to Forefront in 2020, Despite Challenges Associated with COVID-19 Pandemic

Current Share Pool Insufficient for Equity Compensation Awards Needs Share usage of the prior two years totaled: 2020: 187,701 options, 369,161 time-based RSUs and 232,481 PSUs (at target) 2019: 145,301 options, 233,781 time-based RSUs and 156,287 PSUs (at target) In aggregate, LTI values in 2020 held consistent with prior year In 2021, Koppers reverted to a level of share usage more in line with historical grants at target In January 2021 grant cycle, we granted 435,967 shares in total (90,879 options, 195,336 time-based RSUs and 149,752 PSUs at target) Higher Share Usage in 2020 due to Stock Price Volatility; Returning to More Typical Levels in 2021 3-year unadjusted burn rate at target: 2020 at 3.8% 2019 at 2.6% 2018 at 1.9% Value of LTI awards remained consistent between each year Peer benchmarking shows our total LTI grant values are only slightly above median Significant and accelerating decline in KOP stock price (and NOT any change in grant practices) from $38.22 at beginning of 2020 to $12.45 in May 2020 resulted in significantly higher share usage in 2020 at target; KOP shares rebounded to $31.16 by 12/31/20 ~500,000 Shares Remain for Issuance of LTI Awards; May Not Be Adequate for 2022 Grants and Require Use of Cash

Projected Share Dilution: 17.4% on Fully-Diluted Basis Share dilution impacted by outstanding options: We consider stock options to be a performance-based incentive as they can only be exercised as a result of share price appreciation Over 50% of outstanding LTI awards consist of stock options with a weighted average exercise price of $27.26 Over 340,000 options (30% of total options) have an exercise price in excess of $37 per share Over 128,000 options, which are scheduled to expire through March 2024, have an average exercise price of $39.60 ~75 Percent of Outstanding LTI Awards are Performance Based

2021 Equity Grant Practices Continue Long-Term Use of Performance-Based Compensation Continued focus on performance, with 80% of most senior executive LTI awards tied to absolute and relative stock price performance Modest use of time-based RSUs (20%) Investor friendly relative TSR plan design Requires significant outperformance to receive above target performance (70th percentile pays out at 150% of target; 80th percentile pays out at 200%) Maintains an absolute TSR cap, limits payouts if absolute change in stock price is negative PSUs vest after 3 years based on relative total shareholder return for 1-year, 2-year and 3-year nested periods during the 3-year performance period Approach emphasizes both near-term performance and long-term sustained performance, requires participants to stay with company for 3-year period Only significant change made for 2021 was to grant equity in early January to more closely align with performance period

Additional Shares Necessary; Shares Will Be Carefully Managed Highlights of our equity plan and grant practices include: Performance-based stock units that reinforce our pay-for-performance philosophy Minimum one-year vesting provisions with limited exceptions Limited share recycling provisions No repricing or cash buyout of stock options or stock appreciation rights (SARs) without shareholder approval, subject to certain exceptions No discounted stock options or SARs, subject to certain exceptions No “evergreen” renewal feature Grants to non-employee directors are subject to compensation limitations Double-trigger vesting upon a change-in-control No current dividends or dividend equivalents are paid on unvested awards Performance awards are subject to pre-established goals, and when granted are typically subject to clawback provisions

Appendix: 2020 Performance & Non-GAAP Reconciliations

Delivered Record-Setting 2020 * Excluding Koppers (Jiangsu) Carbon Chemical Company Limited (KJCC) Accomplishments Zero Harm: All-time best safety performance in 2020 Consolidated Sales*: $1.669 billion 4th consecutive year of growth Record sales year Operating Profit*: $157 million Record year; 25% increase from prior year Adjusted EBITDA*: record year; $211 million vs. $201 million in prior year Adjusted EBITDA Margin*: 12.6% Highest since 2017 5th consecutive year in 12%-14% range Diluted Earnings Per Share: $5.71 Highest since 2008 Adjusted Earnings Per Share*: $4.12; record year ~30% increase from prior year of $3.18/share $9.5 million SG&A cost savings

Delivered Record-Setting 2020 Accomplishments Second-Highest Operating Cash Flow: 5 of 6 Prior Years’ Cash Flow > $100 million Record Amount in Debt Paydown: Reduced Net Debt by $131.5 million Reduced Net Leverage Ratio to 3.5 at 12/31/20 vs. 4.3 at prior year-end Invested in Capital Expenditures of $69.8 million Record Book Value per Share for KOP Equity

Non-GAAP Measures This presentation includes unaudited “non-GAAP financial measures” as defined in Regulation G under the Securities Exchange Act of 1934, including adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, net debt and net leverage ratio. Koppers believes that the presentation of non-GAAP financial measures provides information useful to investors in understanding the underlying operational performance of the company, its business and performance trends and facilitates comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company's performance. In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans. Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure. Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation from, or as substitutes for performance measures calculated in accordance with GAAP. References to historical EBITDA herein means adjusted EBITDA, for which the company has provided calculations and reconciliations in the Appendix.

Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA

Unaudited Reconciliation of Net Income Attributable to Koppers & Adjusted Net Income

Unaudited Reconciliation of Diluted Earnings Per Share & Adjusted Earnings Per Share

Unaudited Reconciliation of Total Debt to Net Debt and Net Leverage Ratio

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800   Koppers is an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds for the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries. Headquartered in Pittsburgh, Pennsylvania, we serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia and Europe. Stock Exchange Listing NYSE: KOP Investor Relations and Media Information Ms. Quynh McGuire Vice President, Investor Relations 412 227 2049 McGuireQT@koppers.com KOPPERS World Headquarters Pittsburgh, Pennsylvania, USA Koppers is a a member of the American Chemistry Council.